EXHIBIT 99.1

GAIN Capital Announces Monthly Metrics for June 2013

- Double-digit sequential growth in Average Retail OTC and Institutional Volumes-

Bedminster, New Jersey (July 16, 2013) — GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of June 2013.

Retail metrics

•	Retail OTC trading volume[1] of $154.8 billion, a decrease of 4.1% from May 2013 and an increase of 55.6% from June 2012.

•	Average daily retail OTC trading volume of $7.7 billion, an increase of 10.3% from May 2013 and an increase of 63.4% from June 2012.

•	Active retail OTC accounts[2] of 64,144, an increase of 0.2% from May 2013 and an increase of 3.9% from June 2012.

•	Futures Daily Average Revenue Trades[3] (DARTs) of 15,167, an increase of 13.8% from May 2013.

•	Total funded accounts[4] of 96,977, a decrease of 3.7% from May 2013 and an increase of 30.0% from June 2012.

•	Total retail customer assets[5] of $475.6 million, an increase of 1.9% from May 2013 and an increase of 48.5% from June 2012.

Institutional metrics

•	Total institutional trading volume[6] of $367.2 billion, a decrease of 4.1% from May 2013 and an increase of 172.5% from June 2012.

•	Average daily institutional volume of $18.4 billion, an increase of 10.3% from May 2013 and an increase of 137.2% from June 2012.

1 U.S. dollar equivalent of notional amounts traded
2 Retail OTC accounts that executed a transaction during the month
3 Average daily trades transacted by OEC customers
4 Retail accounts that maintained a cash balance
5 Amount due to clients, including customer deposits and unrealized gains or losses arising from open positions
6 U.S. dollar equivalent of notional amounts traded

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital
GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN's innovative trading technology provides market access and highly automated trade execution services across multiple asset classes to a diverse client base of retail and institutional investors.
GAIN's businesses include FOREX.com, which provides retail traders around the world access to a variety of global OTC financial markets, including forex, precious metals and CFDs on commodities and indices; GTX, a fully independent FX ECN for hedge funds and institutions; OEC, an innovative online futures broker; and GAIN Securities, Inc. (member FINRA/SIPC), a licensed U.S. broker-dealer.
GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.
Investor Relations Contact
Hugh Collins and Lynn Morgen
MBS Value Partners
+1 212.750.5800
gain@mbsvalue.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com